EXHIBIT 99.1

  Immersion Corporation Reports Third Quarter 2003 Financial Results

    SAN JOSE, Calif.--(BUSINESS WIRE)--Oct. 27, 2003--Immersion Corporation (Nasdaq:IMMR), a leading developer and licensor of touch feedback technology, today announced revenues for the quarter ended September 30, 2003 of $4.1 million compared to revenues of $4.5 million in the third quarter of 2002. Net loss on a GAAP (Generally Accepted Accounting Principles) basis for the third quarter of 2003 was $5.2 million, or $0.26 per share, compared to a net loss of $4.4 million, or $0.22 per share, for the third quarter of 2002.
    This quarter's net loss includes non-cash amortization charges for stock-based compensation and intangible assets totaling $609,000, which reduced earnings by approximately $0.03 per share. This compares to non-cash charges of $748,000, attributable to non-cash amortization for stock-based compensation and intangible assets that reduced earnings by $0.04 per share for the same quarter last year.
    Revenues for the nine months ended September 30, 2003 were $11.9 million compared to revenues of $14.7 million for the nine months ended September 30, 2002. Net loss for the first nine months of fiscal 2003 was $13.3 million, or $0.66 per share, compared to the net loss of $10.2 million, or $0.51 per share, for the first nine months of fiscal 2002.
    Vic Viegas, Immersion's CEO, said, "Our revenues for the quarter were impacted by some medical product sales slipping into the fourth quarter and our operating expenses were higher due to the costs associated with the litigation to protect our patent portfolio. We ended the quarter with a cash balance of $26.9 million. This increased cash balance was primarily a result of the agreements announced with Microsoft this past July. As a result, the Immersion team is better positioned to execute our strategy and drive business forward."
    Viegas concluded, "We have also begun to earn some modest development revenue from cell phone handset manufacturers for whom we have developed prototypes with haptic features. These prototypes demonstrate our advances in force feedback fidelity and our success in making our technology more miniaturized, less expensive, wireless, with lower power consumption and available in a form that can fit into a cell phone. We are pleased with the response that we have received thus far and continue to view the cell phone/PDA market as one of the next growth catalysts for Immersion."

    About Immersion Corporation (www.immersion.com)

    Founded in 1993, Immersion Corporation is a recognized leader in developing, licensing and marketing haptic technology and products. Bringing value to markets where user/product interaction needs to be made more compelling, safe or productive, Immersion helps its partners develop and increase competitive advantage and broaden market reach by making the use of touch sense feedback as critical a user experience as sight and sound. Immersion's technology is deployed across personal computing, entertainment, medical training, automotive and three-dimensional simulation markets. Immersion and its wholly owned subsidiaries hold over 190 issued patents worldwide.
    Immersion will host a conference call with company management on Monday, October 27, 2003, at 5:00 p.m. EST to discuss operating results for the third quarter ended September 30, 2003. A question and answer session will follow. To listen to the call, dial 800-365-3378, reservation number 20977312. The call will be archived and available for replay until October 31, 2003, by dialing 800-633-8284, reservation number 20977312. The call will also be simulcast on the Internet through Immersion Corporation's web site, http://www.immersion.com. An audio replay of the call will be archived and available at http://www.immersion.com for replay until October 31, 2004.

    Statements made in this press release, other than statements of historical fact, are forward-looking statements including those that reflect management's current forecast of Immersion's future revenue and operating results, consumer and industry demand for haptic technology and haptically enabled products, Immersion's ability to increase market share and to succeed in new markets, including the cell phone/PDA market, realization of revenues and other benefits under third party agreements, and the effects of the economic downturn. Forward-looking statements made in this press release are based on current information, which management has assessed but which by its nature is dynamic and subject to rapid and even abrupt changes. Immersion's actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with Immersion's business.
    Risks and uncertainties related to Immersion's business are further outlined in Immersion's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. These reports are filed with the Securities and Exchange Commission. These factors may not constitute all factors that could cause actual results to differ materially from those discussed in any forward-looking statement. Immersion is not obligated to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.


                         Immersion Corporation
            Condensed Consolidated Statements of Operations
               (In thousands, except per share amounts)
                              (Unaudited)

                               Three Months           Nine Months
                              Ended Sept. 30,       Ended Sept. 30,
                              2003       2002       2003       2002
                            --------   --------   --------   --------
Revenues:
   Royalty and license      $    905   $    878   $  2,542   $  3,745
   Product sales               2,080      2,612      6,693      7,831
   Development contracts
    and other                  1,076        987      2,704      3,167
                            --------   --------   --------   --------
         Total revenues        4,061      4,477     11,939     14,743
                            --------   --------   --------   --------
Costs and expenses:
   Cost of product sales
    (exclusive of
    amortization
    of intangibles shown
    separately below)          1,161      1,623      3,729      4,387
   Sales and marketing         1,761      1,607      5,437      5,533
   Research and development    1,799      1,557      5,227      4,848
   General and
    administrative             3,579      2,062      8,595      5,853
   Amortization of
    intangibles and
    deferred stock
    compensation                 609        748      1,869      2,374
   Other charges                  --         --         --        397
                            --------   --------   --------   --------
         Total costs and
          expenses             8,909      7,597     24,857     23,392
                            --------   --------   --------   --------

Operating loss                (4,848)    (3,120)   (12,918)    (8,649)
Interest and other income
 (expense), net                   48     (1,312)        17     (1,508)
                            --------   --------   --------   --------

Net loss                      (4,800)    (4,432)   (12,901)   (10,157)

Cumulative dividends and
 accretion on series A
 preferred stock                (417)        --       (417)        --
                            --------   --------   --------   --------
Net loss applicable to
 common stockholders        $ (5,217)  $ (4,432)  $(13,318)  $(10,157)
                            ========   ========   ========   ========

Basic and diluted net loss
 per share                  $  (0.26)  $  (0.22)  $  (0.66)  $  (0.51)
                            --------   --------   --------   --------
Shares used in calculating
 basic and diluted
 net loss per share           20,384     20,113     20,237     19,825
                            --------   --------   --------   --------


                         Immersion Corporation
                 Condensed Consolidated Balance Sheets
                            (In thousands)

                                               Sept. 30,     Dec. 31,
                                                  2003        2002(1)
                                               (Unaudited)
                                                ---------   ---------
ASSETS
  Cash and cash equivalents                     $  26,896       8,717
  Accounts receivable, net                          3,161       3,645
  Inventories                                       2,125       2,128
  Prepaid expenses and other current assets           342       1,151
                                                ---------   ---------

         Total current assets                      32,524      15,641

  Property and equipment, net                       1,443       2,044
  Intangibles and other assets, net                 6,613       6,616
  Other investments                                 1,000       1,000
                                                ---------   ---------

         TOTAL ASSETS                           $  41,580   $  25,301
                                                =========   =========

LIABILITIES
  Accounts payable                              $   1,339   $   1,160
  Accrued compensation                                950         671
  Other accrued liabilities                         1,420       1,311
  Deferred revenue and customer advances            5,075       3,515
  Current portion of long-term debt                    36          86
                                                ---------   ---------

         Total current liabilities                  8,820       6,743

  Long-term debt                                       23          51
  Long-term liabilities and deferred revenue       24,320       4,559
  Series A redeemable convertible
   preferred stock                                  6,417           -
                                                ---------   ---------

         Total liabilities                         39,580      11,353

STOCKHOLDERS' EQUITY                                2,000      13,948
                                                ---------   ---------

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY        $  41,580   $  25,301
                                                =========   =========

(1)  Derived from the Company's annual audited financial statements.

    CONTACT: Immersion Corporation
             Bridget McQueen, 408-467-1900
             Invest@immersion.com